Exhibit 99.1

JEFF SMISEK NAMED CHAIRMAN OF UNITED

CONTINENTAL HOLDINGS BOARD OF DIRECTORS

UNITED REALIGNS SENIOR MANAGEMENT TEAM

FOR POST-INTEGRATION PHASE

CHICAGO, Dec. 13, 2012 – United Continental Holdings, Inc. (NYSE: UAL) today announced that its Board of Directors has named President and CEO Jeff Smisek as Chairman of the Board effective Dec. 31, 2012.

Smisek replaces Glenn Tilton, who has served as Chairman of the United Continental Holdings board since October 2010, and who will remain a member of the board. Tilton served as Chairman and CEO of UAL Corporation from 2002 until October 2010.

Transition of the chairmanship at this time was part of the 2010 merger agreement between United Airlines and Continental Airlines.

“I want to thank Glenn Tilton for his many years of service to United Airlines,” said Smisek. “Under Glenn’s leadership, United became a strong competitor and sought-after partner.”

In addition, United today announced a realignment of its senior management team as the airline shifts to its post-integration phase.

“Now is the time to begin the next phase for United, as we continue on the path to becoming the world’s leading airline,” Smisek said. “This structure aligns our senior management team to most effectively and efficiently meet the challenges and opportunities of this next phase.”

United is combining oversight of the airline’s traditional sources of revenue with oversight of operations that deliver the product; combining oversight of IT, high margin products, strategy and customer experience; combining marketing and MileagePlus into a single marketing and loyalty organization and aligning it with IT; and combining eCommerce and merchandising functions.

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JEFF SMISEK NAMED CHAIRMAN OF UNITED AIRLINES BOARD OF DIRECTORS/Page 2

This realignment results in the following new leadership roles, effective today:

•

Jim Compton assumes the position of vice chairman and chief revenue officer. Compton will oversee operations and the traditional revenue side of United’s business. Pete McDonald, EVP and chief operations officer, will report directly to Compton.

•	Jeff Foland will oversee the airline’s marketing and loyalty, technology, strategy and customer experience groups, as EVP marketing, technology and strategy.

About United

United Airlines and United Express operate an average of 5,557 flights a day to 378 airports on six continents from the airline’s hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark, San Francisco, Tokyo and Washington, D.C. In 2011, United carried more traffic than any other airline in the world, and operated more than two million flights carrying 142 million passengers. United is upgrading its cabins with more flat-bed seats in first and business class and more extra-legroom economy-class seating than any other airline in North America. United now has 180 airplanes featuring DIRECTV®, offering customers more live television access than any other airline in the world. United operates nearly 700 mainline aircraft and has orders for more than 270 new aircraft deliveries through 2022. In 2012, United was the first North American airline to take delivery of new Boeing 787 Dreamliner aircraft. United was rated the world’s most admired airline on FORTUNE magazine’s 2012 airline-industry list of the World’s Most Admired Companies. Readers of Global Traveler magazine have voted United’s MileagePlus program the best frequent flyer program for eight consecutive years. United is a founding member of Star Alliance, which provides service to 193 countries via 27 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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